Exhibit 23.6




                  CONSENT OF FINANCIAL ADVISOR


          We hereby consent to the inclusion of the Opinion of McConnell, Budd & Downes, Inc. as an Annex to the Proxy Statement/Prospectus filed as part of the Form S-4 Registration Statement of Sovereign Bancorp, Inc. and to the references to our firm as Financial Advisor to First State Financial Services, Inc. in the text of said Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.


December 20, 1996

                              McConnell, Budd & Downes, Inc.

                              By: /s/ Michael Rasmussen
                                      Michael Rasmussen
                                      Vice President